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                                                                    Exhibit 99.1

Press Release
SOURCE: CTI Group (Holdings) Inc.

                        CTI Group Reports FY 2002 Results

INDIANAPOLIS -- (Internet Wire) -- April 16, 2003 -- CTI Group (Holdings) Inc., (OTC:CTIG), a worldwide provider of billing management and transaction analysis software for the communications industry, reported revenues of $11.8 million for the 12 months ended December 31, 2002 compared to $27.6 million for the same period last year. The decreased revenues were primarily the result of one-time license fee revenue of $14.1 million resulting from patent enforcement actions in 2001 and no similar licenses fee revenue for 2002.

The Company also reported a net loss of $5.0 million or 19 cents a share. The loss was primarily attributable to reduced revenues and an impairment charge of $2.4 million related to the write down of capitalized development costs.

"Continued soft demand in the communications industry, and the lack of associated spending by service providers, has prompted us to position our company and products not only to succeed when carriers again ramp-up their billing infrastructure, but also to seek opportunities outside our core telecom business," said Brad Houlberg, CEO, CTI Group. "Because our knowledge, experience and skill in high volume transactions analysis applies to other markets, I believe that CTI Group -- even in a weakened economy -- is well-poised for the future."

About CTI Group
CTI Group (Holdings) Inc. is a premier, worldwide provider of next-generation billing management, telemanagement and data management software and services for telecommunications service providers and their corporate customers. CTI Group's SmartBill(R), Proteus(TM) and MagnaFlex(R) offer a full array of solutions for traffic analysis, mediation, post-billing call analysis, and customer care and billing. CTI Group's products are in daily use by some of the top service providers in North America and the United Kingdom, and play a trusted role in managing telephony costs at major corporations around the world. Headquartered in Indianapolis, CTI Group maintains overseas offices in London. For more information, please visit CTI Group's website at www.ctigroup.com.

Safe Harbor Statement
This release may contain "forward-looking" statements. Examples of forward-looking statements include, but are not limited to: (a) projections of revenue, capital expenditures, growth, prospects, dividends, capital structure and other financial matters; (b) statements of plans and objectives of the Company or its management or Board of Directors; (c) statements of future economic performance; (d) statements of assumptions underlying other statements and statements about the Company and its business relating to the future; and
(e) any statements using the words "could", "should", "anticipate", "expect", "may", "project", "intend" "will" or similar expressions. The Company's ability to predict projected results or the effect of events on the Company's operating results is inherently uncertain. Forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those discussed in this document. In addition to information provided elsewhere in this document, shareholders should consider the following: the risk that the Company will not be able to attract and retain customers to purchase its products, the risk that the Company will not be able to commercialize and market products; results of research and development; technological advances by third parties; competition; future capital needs of the Company; history of operating losses; dependence upon key personnel and general economic and business conditions. Readers are referred to documents filed by CTI Group with the U.S. Securities and Exchange Commission, including the Form 10-KSB for its most recent fiscal year ended December 31, 2002.

Contact:
Fred Hanuschek 317-262-4666
CTI Group (Holdings) Inc.
Fhanuschek@ctigroup.com